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                                                                   EXHIBIT 10.38


                              EMPLOYMENT AGREEMENT

This agreement is made and entered into as of the 1st day of December, 1997, by and between TRANSTEXAS GAS CORPORATION, hereinafter called "COMPANY" and ARNOLD BRACKENRIDGE , hereinafter called "EMPLOYEE".

1. The term of this Agreement is for one year commencing on December 01, 1997, and ending on December 1 , 1998. Thereafter EMPLOYEE shall be considered an "at will" Employee subject to termination for any cause at any time. This agreement may be terminated prior to the end of the term pursuant to paragraph 6,7,or 8 hereof.

2. The COMPANY agrees to employ EMPLOYEE for the term of this Agreement, and EMPLOYEE shall have and fulfill such duties, responsibilities and obligations as are usual and customary for the Vice President and Chief Operating Officer, subject to the direction and control of the Board of Directors and the Chief Executive Officer.

3. EMPLOYEE agrees EMPLOYEE will faithfully and diligently serve the COMPANY to the best of his ability.

4. During his service hereunder, EMPLOYEE'S salary shall be $500,000.00 per year payable in installments in accordance with the COMPANY'S regular payroll practices. EMPLOYEE shall also receive a $250,000 guaranteed annual bonus with 1/2 of this amount paid upon notification by Arnold Brackenridge.

5. At such costs and eligibility restrictions applicable to all employees, EMPLOYEE shall participate in all plans and benefits generally applicable or available to employees of the COMPANY, including but not limited to health, hospital and surgical benefits, disability, life insurance plans, and AD & D insurance.

         a. During his service hereunder, EMPLOYEE shall receive FOUR WEEKS (4) of vacation per calendar year.

6. This agreement shall be terminable by the COMPANY for "cause" without advance notice. In the event of such termination properly for cause, the salary set forth above shall cease on the effective date of termination, however, benefits earned to date shall be paid in full. "Cause" shall mean:

         a. Neglect or mismanagement by EMPLOYEE of his duties, responsibilities and obligations which either significantly damages or could have significantly damaged the property or interest of the COMPANY; or

         b. Material breach of this Agreement by EMPLOYEE; or

         c. Inability of EMPLOYEE to perform his duties, responsibilities and obligations by reason of illness, accident or other incapacity for a continuous period of six months.

7. This Agreement shall be terminable by EMPLOYEE for cause. In the event that EMPLOYEE terminates this Agreement properly for cause within thirty days after he knows or should have known of the existence of such cause, the COMPANY shall be obligated to pay EMPLOYEE his salary up to the effective date of such termination and severance as hereinafter provided.

"Cause" shall mean:

         a. Wrongful behavior or willful neglect by the COMPANY, not caused by EMPLOYEE; or





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         b. Material breach of its obligations under this Agreement by the
         COMPANY; or

         c. Sale, reorganization or merger of the COMPANY resulting in a change in the actual control of the COMPANY.

8. The COMPANY shall have the right to terminate this Agreement without cause by giving EMPLOYEE written notice of such termination and paying him severance as set forth in paragraph 9.

9. In the event that the COMPANY terminates EMPLOYEE other than for cause before the end of the term of this Agreement, or EMPLOYEE terminates this Agreement for cause before the end of the term of this Agreement, The COMPANY shall pay to EMPLOYEE his salary for the remaining term of this Agreement plus an additional
six months salary ($           ).

10. The entire understanding and agreement between the parties has been incorporated into this Agreement. This Agreement shall inure to the benefit of, and shall be binding upon the COMPANY, its successors and assigns and upon EMPLOYEE and his heirs, successors, and assigns. EMPLOYEE agrees that this Agreement may be assigned by the COMPANY to a subsidiary, affiliate, or successor of the COMPANY; such assignments, however, shall not relieve the COMPANY of any of its obligations hereunder except to the extent that such obligations are actually paid and discharged by such subsidiary, affiliate, or successor. This agreement may not otherwise be assigned without the prior written approval of the other party.

11. This agreement shall be renewable on an annual basis; however, in the event that the Company terminates Employee other than for cause before the end of the term of the renewed agreement, or Employee terminates this Agreement for cause before the end of the term of the renewed agreement, the Company shall pay to Employee his salary to the date of his termination plus an additional six months
salary ($            ).

12. Any disputes concerning or arising out of interpretation or application of this Agreement shall be determined by final and binding arbitration under and in accordance with the rules and procedures of the American Arbitrations Association provided that the dispute is submitted to arbitration by written demand therefor delivered to and received by the other party within sixty days after occurrence of the event giving rise to the dispute.

13. If there is a conflict between the COMPANY personnel policies and this Agreement, this Agreement shall prevail.

TRANSTEXAS GAS CORPORATION                  MR. ARNOLD BRACKENRIDGE


BY                                          BY
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DATE                                        DATE
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